Exhibit 99.1

News Release
For Immediate Release

TearLab Corporation Reports Q1-12 Financial Results

San Diego, CA —May 14, 2012— TearLab Corporation (NASDAQ:TEAR; TSX:TLB) (“TearLab” or the “Company”) today reported its consolidated financial results for the first quarter ended March 31, 2012.  All dollar amounts are expressed in U.S. currency and results are reported in accordance with United States generally accepted accounting principles.

For the three months ended March 31, 2012, TearLab’s net revenues were $422,000 as compared to $824,000 for the same period in 2011.  The Company’s net loss for the three months ended March 31, 2012 was approximately $9.1 million, or $0.44 per share.  This included approximately $6.6 million in non-cash expenses related to the revaluation of warrants arising from the June 2011 private placement financing.  The loss for the three months ended March 31, 2011 was $1.7 million, or $0.11 per share.

Cash used for operating activities in the three months ended March 31, 2012 was approximately $1.5 million, which is consistent with the previous quarter.

As of March 31, 2012, the Company had $3.8 million in cash, which did not include the approximately $11.3 million net funds raised by the Company in a public offering in April 2012.

“While not fully reflected in our first quarter financial results due to the lag between contract signing and product shipment, the post-CLIA Waiver roll out of our “3/15” and “3/24” marketing programs continues to gain momentum.  Under those programs, doctors who agree to purchase at least 1,500 or 2,400 disposable chips per year respectively, for a minimum of three years, receive the TearLab® Osmolarity reader to use at no cost.  There were a total of 60 contracts signed in Q1 2012.  Due to strong showings at recent events such as the annual meetings of the American Society of Cataract and Refractive Surgery and Vision Source, we have already surpassed that number at the half way mark in Q2 2012,” commented Elias Vamvakas, TearLab’s Chief Executive Officer.

Conference Call and Webcast Information

TearLab will hold a conference call to discuss these results, May 14, at 8:30am Eastern Standard Time at  877-303-1593.  For those wishing to listen to a recording of the call via telephone, a replay will be made available as soon as possible after the conclusion of the live call and will remain posted for a period of seven days. To listen to the recording, simply telephone (Toll free) 855-859-2056 or (Toll) 404-537-3406 and enter reservation #78808889 when prompted.

About TearLab Corporation

TearLab Corporation (www.tearlab.com) develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively and quantitatively testing for disease markers in tears at the point-of-care.  The TearLab Osmolarity Test, for diagnosing Dry Eye Disease, is the first assay developed for the award-winning TearLab Osmolarity System.  Headquartered in San Diego, CA, TearLab Corporation's common shares trade on the NASDAQ Capital Market under the symbol 'TEAR' and on the Toronto Stock Exchange under the symbol 'TLB'.

Forward-Looking Statements

This press release may contain forward-looking statements.  These statements relate to future events and are subject to risks, uncertainties and assumptions about TearLab. Examples of forward-looking statements in this press release include statements regarding future success of our “3/15” and “3/24” marketing programs, the future commercial adoption of the TearLab® Osmolarity System and the related impact on our sales. These statements are only predictions based on our current expectations and projections about future events.  You should not place undue reliance on these statements. Actual events or results may differ materially.  Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual and quarterly reports on Forms 10-K and 10-Q. We do not undertake to update any forward-looking statements.

CONTACTS:

Investors:
Stephen Kilmer
(905) 906-6908
skilmer@tearlab.com

Media:
Leonard Zehr
Managing Director
Kilmer Lucas Inc.
(905) 486-1158
len@kilmerlucas.com

TearLab Corp.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(expressed in U.S. dollars except number of shares)
(Unaudited)
($ 000’s except number of shares and loss per share)

	Three months ended
	March 31,
	2012	2011

Revenue	$422	$824
Cost of goods sold	331	412
Gross profit	91	412
Operating expenses
General and administrative	951	908
Clinical , regulatory and research & development	527	247
Sales and marketing	812	441
Amortization of intangible assets	304	304
Total operating expenses	2,594	1,900
Loss from operations	(2,503)	(1,488)
Other income (expense)	(6,596)	(179)
Net loss and comprehensive loss	$(9,099)	$(1,667)
Weighted average shares outstanding - basic and diluted	20,672,500	14,775,366
Loss per share – basic and diluted	$(0.44)	$(0.11)

TearLab Corp.

CONSOLIDATED BALANCE SHEETS
(expressed in U.S. dollars)
( $ 000’s)

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$3,845	$2,807
Accounts receivable, net	284	317
Due from related parties, net	7	4
Inventory, net	1,227	898
Prepaid expenses	259	190
Other current assets	79	35
Total current assets	5,701	4,251

Fixed assets, net	258	199
Patents and trademarks, net	157	164
Intangible assets, net	5,621	5,924
Total assets	$11,737	$10,538
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$539	$218
Accrued liabilities	2,152	1,843
Obligations under warrants	6,677	2,957
Total current liabilities	9,368	5,018

Stockholders’ equity
Capital stock
Preferred Stock, $0.001 par value, 10,000,000 authorized none outstanding	—	—
Common stock, $0.001 par value, 65,000,000 authorized, 21,806,249 and 20,414,993 issued and outstanding at March 31, 2012 and December 31, 2011, respectively	22	20
Additional paid-in capital	398,981	393,035
Accumulated deficit	(396,634)	(387,535)
Total stockholders’ equity	2,369	5,520
Total liabilities and stockholders’ equity	$11,737	$10,538